Exhibit 99.1

PRESS RELEASE
2021 Cabot Blvd. West Langhorne, PA19047 à Ph: 267-775-8100

Power Medical Interventions, Inc. Reports First Quarter 2009 Financial Results

Positive Sales and Financial Trends Continue

LANGHORNE, PA, May 13, 2009 — Power Medical Interventions®, Inc. (Nasdaq:PMII), a leader in developing and commercializing Intelligent Surgical Instruments™, today announced financial results for the first quarter ended March 31, 2009.  The company also highlighted several corporate milestones that were achieved since the completion of the fourth quarter of 2008.

Corporate Milestones:

•                  Power Medical Interventions (PMI) continued to increase sales and improve operating results in the first quarter of 2009. The company reported:

•                  A 16 percent increase in sales during the first quarter of 2009 as compared to fourth quarter of 2008, and a 23 percent increase in sales, compared to the first quarter of 2008.

•                  Excluding the impact of a charge for obsolete inventory, an 8 percent improvement in gross margin to 28 percent of sales in the first quarter of 2009, compared to a gross margin of 20 percent during the fourth quarter of 2008. A 29 percent improvement in gross margin to 28 percent of sales in the first quarter of 2009, compared to a gross margin of (1 percent) during the same period in 2008, exclusive of charges for obsolete inventory recorded in both periods.

•                  A 25 percent decrease in operating expenses during the first quarter of 2009 as compared to the fourth quarter of 2008, and a 39 percent decrease in operating expenses as compared to the first quarter of 2008.

•                  PMI announced that the U.S. Food and Drug Administration (FDA) cleared its 510(k) application for marketing its patented i60R Intelligent Surgical Instrument. The i60R Intelligent Surgical Instrument, the world’s first reverse pivot linear cutter, is designed to improve surgical outcomes by providing surgeons with greater access to important anatomical sites that are currently difficult to reach interoperatively.  The i60R will be available for applications throughout the digestive tract.

•                  PMI announced the receipt of a $2.5 million milestone payment from Intuitive Surgical.  In September 2008, PMI entered into a License and Development Agreement with Intuitive to jointly develop a novel surgical stapling device that will attach to Intuitive’s da Vinci® Surgical System.  To date, PMI has made significant progress relating to this collaboration, triggering this milestone payment.

•                  PMI announced that surgeons in Japan used the company’s instruments to successfully remove a gastric submucosal tumor (SMT) through a patient’s vagina. This novel procedure, known as a transvaginal NOTES (Natural Orifice Translumenal Endoscopic Surgery) partial gastrectomy, was the fourth ever of its kind.  Unlike traditional and laparoscopic surgeries, PMI’s iNOLC (Intelligent Natural Orifice Linear Cutter) and i60XXL (Articulating Endoscopic Linear Cutter) instruments enabled these operations to be performed with only two minor abdominal incisions. As a result, all four patients had tumors successfully removed while experiencing minimal postoperative pain, requiring no medication and being able to walk the day following surgery.

•                  Subsequent to the quarter end, PMI announced that it has filed a 510(k) application with the FDA requesting marketing clearance for the company’s iDrive Intelligent Power Unit™ (IPU), detachable Intelligent Surgical Instruments and iConsole™ monitor.  The iDrive IPU is a novel hand-held, computer-controlled power unit to which any of the company’s Intelligent Surgical Instruments can be attached, offering surgeons a broad range of cutting and stapling configurations.  The iConsole is a proprietary wireless device that communicates directly with the iDrive IPU during surgical procedures and provides auditory and visual feedback that allows surgeons to make real-time, critical decisions that may ultimately lead to improved patient outcomes.  The company plans to launch the iDrive and iConsole products once 510(k) clearance to market is received from the FDA.

“PMI continued its track toward profitability during the first quarter of 2009. We believe that we have built an infrastructure that will support achievement of that goal.  As our core competencies have matured, our quality has improved dramatically.  Increasingly, surgeons and hospitals are discovering what we have previously communicated, that PMI’s proprietary computer mediated Intelligent Surgical Instruments enable new procedures, facilitate ease of use in existing procedures, are cost effective, and reduce medical waste.  Our technologies provide significant value to the hospital, surgeon, patient, and environment.  We continue to make meaningful improvements in our operations, increase revenue, support new surgical applications with our innovative instruments and make great strides in our collaboration with Intuitive Surgical,” stated Michael Whitman, chief executive officer of Power Medical Interventions. “These achievements clearly illustrate PMI’s effective execution of its business plan.  In the coming months, we expect to launch our i60R cutter, iDrive Intelligent Power Unit and the iConsole monitor.  We look forward to strengthening our current sales and operating trends with the commercialization of these cutting-edge products.”

Financial Results

Sales in the three months ended March 31, 2009 were $2.7 million, compared with $2.2 million during the corresponding period in 2008, an increase of 23 percent.  Reload revenue, which is a key driver of the company’s revenue model, was approximately $1.3 million in the first quarter of 2009, compared to $0.5 million in the first quarter of 2008.

The company’s gross margin was $0.6 million, or 21 percent of sales, in the three months ended March 31, 2009, compared to a gross margin of ($0.3 million), or (15 percent) of sales, during the corresponding period in 2008. The increase in gross margin for the three months ended March 31, 2009 reflects improvements in the company’s manufacturing process including the use of the Reload Automation machine implemented in the second half of 2008. During the three months ended March 31, 2009 and 2008, the company incurred inventory obsolescence charges of $179,000 and $301,000, respectively.

Total operating expenses in the three months ended March 31, 2009 decreased by 39 percent to $6.9 million from $11.4 million during the corresponding period in 2008.  First quarter 2009 sales and marketing expenses decreased 49 percent to $3.5 million from $6.8 million during the first quarter of 2008. Research and development expenses for the first quarter of 2009 also decreased 49 percent to $0.8 million from $1.6 million in the corresponding 2008 period. General and administrative expenses for the first quarter of 2009 decreased 13 percent to $2.6 million from $3.0 million in the corresponding period of 2008. These reductions are largely a result of the restructuring plan the company implemented in the fourth quarter of 2008.

Net loss applicable to common shares for the three months ended March 31, 2009 was $6.9 million, or $(0.41) per basic and diluted share, compared to net loss applicable to common shares of $12.2 million, or $(0.71) per basic and diluted share, for the corresponding period in 2008.

The company’s unrestricted cash and cash equivalents balance as of March 31, 2009 was approximately $4.7 million compared to $8.4 million as of December 31, 2008.

Outlook

PMI needs to raise additional capital and is actively pursuing initiatives to raise additional funds through license and development agreements  with corporate partners or public and private offerings of securities, including debt or equity financings. The company expects the results of such efforts will have a material impact on financial results for 2009.

Conference Call

PMI management will host a conference call and webcast today at 5:00 p.m. Eastern to discuss the company’s financial results and provide an update on recent corporate developments.  Conference call details are as follows:

Date:  May 13, 2009

Time:  5:00 p.m. Eastern

U.S. dial-in number:  877-857-6147

International dial-in number: 719-325-4841

Additionally, a live webcast of the call will be available on PMI’s web site at www.pmi2.com. The webcast will be archived through Wednesday, May 27, 2009.

A replay of the conference call can also be accessed through Wednesday, May 27, 2009, by dialing 888-203-1112 in the U.S. and 719-457-0820 internationally, and entering the following access code: 7140720.

About PMI’s Intelligent Surgical Instruments™

PMI’s Intelligent Surgical Instruments are computer-assisted, power-actuated endomechanical instruments that surgeons use for cutting, stapling and tissue manipulation in a variety of procedures in open surgery and minimally invasive surgery. The company believes that compared to conventional endomechanical devices, its Intelligent Surgical Instruments offer greater precision and consistency, superior compressive force, improved access to anatomical sites and enhanced ease of use.

About Power Medical Interventions, Inc.

Power Medical Interventions is the world’s only provider of computer-assisted, power-actuated surgical cutting and stapling products. PMI’s state-of-the-art wireless Intelligent Surgical Instruments™ are revolutionizing and expanding minimally invasive surgery applications and enabling novel surgical procedures to benefit surgeons, patients, hospitals and healthcare networks.  To learn more about Power Medical Interventions, Inc. and its products, please visit www.pmi2.com.

Safe Harbor Statement

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the Company’s inability to raise additional capital; the possibility of incurring additional losses in the foreseeable future; the inability of the Company’s products to achieve broad market acceptance; the Company’s inability to further identify, develop and achieve commercial success for new products and technologies; the Company’s difficulty in increasing production to provide customers with adequate supply; the Company’s inability to improve gross margins; loss of the Company’s key suppliers; the Company’s inability to manage continued growth; inability to remediate the Company’s internal weakness over financial reporting and achieve and maintain effective internal control over financial reporting; failure in the Company’s training efforts; the risk of product liability claims connected with the use of the Company’s products; adverse effects or risks relating to the Company’s sales in international markets; the Company’s inability to meet the requirements for continued listing on the NASDAQ Capital Market; the Company’s inability to comply with the covenants of its 7% Senior Convertible Secured Notes; the Company’s inability to satisfy the requirements of the FDA and other regulatory agencies; loss of key personnel; lack of third party coverage and reimbursement for the Company’s products; risk of loss of the Company’s key manufacturing facility, and other risks detailed in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Contacts:

Power Medical Interventions, Inc.

Brian M. Posner, Chief Financial Officer

267-775-8100

Vida Communication

Tim Brons (media)

415-675-7402

tbrons@vidacommunication.com

Stephanie Diaz (investors)

415-675-7401

sdiaz@vidacommunication.com

Tables to follow

Power Medical Interventions, Inc.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	March 31,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,713	$8,384
Restricted cash	—	875
Accounts receivable, net of allowance for doubt accounts	1,736	1,290
Inventory	7,536	8,354
Prepaid expenses and other current assets	1,040	1,487
Total current assets	15,025	20,390

Property and equipment, net	4,106	4,380
Intangibles, net	1,207	1,192
Deferred financing fees	567	709
Other assets	209	223
Restricted cash	1,118	1,303
Total assets	$22,232	$28,197

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,556	$2,661
Accrued expenses	3,154	4,039
Long term debt, current portion	24,840	71
Total current liabilities	29,550	6,771

Long-term debt, net of current portion	196	24,921
Deferred revenue, long-term	15,000	12,500
Deferred rent, net of current portion	443	493
Total liabilities	45,189	44,685

Commitments and contingencies

Stockholders’ deficit:
Common stock, $.001 par value, 200,000,000 shares authorized, 17,152,465 shares issued and outstanding, as of each respective period	17	17
Additional paid-in capital	200,266	199,740
Accumulated other comprehensive loss	(68)	(20)
Accumulated deficit	(223,172)	(216,225)
Total stockholders’ deficit	(22,957)	(16,488)
Total liabilities and stockholders’ deficit	$22,232	$28,197

Power Medical Interventions, Inc.

Consolidated Statements of Operation (unaudited)

(Amounts in thousands, except share and per share data)

	For the Three Months
	Ended March 31,
	2009	2008

Sales	$2,743	$2,224
Cost of Sales	2,161	2,557
	582	(333)
Costs and expenses
Research and development	804	1,583
Sales and marketing	3,494	6,796
General and administrative	2,625	3,013
	6,923	11,392

Operating loss	(6,341)	(11,725)

Other income (expense)
Interest and other income	44	195
Interest and other expense	(650)	(650)
Total other income (expense)	(606)	(455)

Net loss	$(6,947)	$(12,180)

Net loss per common stock share:
- Basic and diluted	$(0.41)	$(0.71)

Weighted average number of common stock shares outstanding:
- Basic and diluted	17,152,465	17,107,052